Exhibit (a)(1)(ix)

PRESS RELEASE

Pampa Announces Extension for Submitting Tax Cost Certificates in Exchange Offer and Tender Offer for Class B Shares and ADSs of Petrobras Argentina

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New York, NY, November 4, 2016 — Pampa Energía S.A. (“Pampa”) announced today the extension of the deadline for holders to submit tax cost certificates in respect of Argentine capital gains tax withholding to Georgeson LLC, the U.S. information agent for the U.S. Offers (the “U.S. Information Agent”) in connection with Pampa’s previously announced (i) exchange offer in the U.S. for (a) outstanding Class B Shares held by U.S. holders (“PESA Shares”) and outstanding American depositary shares (“PESA ADSs”) of Petrobras Argentina S.A. (“Petrobras Argentina”) for Common Shares (“Pampa Shares”) or ADSs (“Pampa ADSs”) of Pampa (the “U.S. Exchange Offer”), and (ii) cash tender offer in the U.S. for all outstanding PESA Shares held by U.S. holders (together with the U.S. Exchange Offer, the “Offers”). The prior deadline to submit tax cost certificates was 11:59 pm, New York City time on November 4, 2016, and the new deadline to submit tax cost certificates is 11:59 p.m., New York City time, on November 9, 2016, unless further extended.

Except for the deadline for submission of tax cost certificates described in this press release, all other terms and conditions of the U.S. Offers will remain in full force and effect.

Additional Information

This press release is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of Petrobras Argentina. Complete terms and conditions of the U.S. Offers are set forth in the prospectus dated August 10, 2016 (as amended on October 7, 2016, the “Prospectus”), letter of transmittal, the form of which is Exhibit 99.3 to the Prospectus (the “Letter of Transmittal”) and other related materials that were filed by Pampa with the U.S. Securities and Exchange Commission on October 7, 2016. Copies of the Prospectus, Letter of Transmittal and other related materials are available free of charge from the U.S. Information Agent: (i) toll-free in the U.S. at +1-888-293-6812, (ii) internationally at +1-781-575-2137 or (iii) via email at PetrobrasArgentina@georgeson.com. The ADS exchange agent in the U.S. for purposes of the U.S. Offers is The Bank of New York Mellon.

For further information please contact:

Lida Wang
Investor Relations
Pampa Energía S.A.
Maipú 1
C1084ABA, City of Buenos Aires
Argentina
Phone: +54‑11‑4344-6000